Exhibit 99.1

UTSTARCOM CFO FRAN BARTON JOINS BOARD OF DIRECTORS

ALAMEDA, Calif., October 31, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that its chief financial officer, Fran Barton, has been elected to the company’s board of directors effective October 26, 2006.

Fran Barton joined UTStarcom as chief financial officer in August of 2005.  Mr. Barton previously served as the CFO of several well-known public technology companies including Atmel Corporation, Advanced Micro Devices and Amdahl Corporation.   He also held various financial positions with Digital Equipment Corporation, including serving as the CFO of the company’s personal computer division.

“Fran is an accomplished financial executive,” said Chairman and Chief Executive Officer of UTStarcom, Hong Lu.  “He has been instrumental in overseeing our planned improvements to cost structure, balance sheet and cash-flow.  I believe that the board can truly leverage Fran’s experience as it guides UTStarcom through the diversification process and evaluates strategic alternatives to enhance our shareholder value.”

Following the changes announced today, UTStarcom’s Board of Directors comprises seven members with four independent directors.

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560